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For Release: August 9, 2007

American Real Estate Partners, L.P. Acquires Icahn Funds Management Company and General Partners with $7 billion in Assets Under Management for $810 million in AREP Depositary Units and Contingent Earn-Out Payments

American Real Estate Partners, L.P. to change name to Icahn Enterprises, L.P.

New York, NY - American Real Estate Partners, L.P. (“AREP”) (NYSE: ACP) today announced that it has acquired Carl C. Icahn’s interests in the management company and general partners (the “Icahn Management Entities”) of the Icahn Funds, a group of private investment funds managed by Mr. Icahn. The Icahn Funds have committed capital of approximately $7.0 billion as of June 30, 2007, including the capital of Mr. Icahn and his affiliated entities.

The purchase price for this transaction consists of $810 million of AREP Depositary Units plus a five-year contingent earn-out payable in additional Depositary Units based on our achieving specified net after-tax earnings from the fund management business. Specifically, the additional payout of up to a maximum of $1.1 billion of Depositary Units under the earn-out is subject to our achieving net after tax earnings from 2007 through 2011 of $3.9 billion from the fund management business.

For the 12-months ended June 30, 2007, the Icahn Management Entities had an average of approximately $3.5 billion in third-party fee paying assets under management, which generated approximately $80 million of management fees and approximately $240 million in incentive income (a portion of which is accrued but not earned until the end of the year) for a total of approximately $320 million in fees. Today, there is approximately $5.0 billion of third-party fee paying assets under management. The typical third-party investor in the Icahn Funds is charged a 2.5% management fee and a 25% incentive allocation (subject to a high watermark) and is subject to an initial lock-up.

The Icahn Funds were launched in November 2004 with approximately $1.0 billion in assets under management, of which $300 million was provided by Carl Icahn and his affiliated entities. Less than three years later, the Icahn Funds have grown to approximately $7.0 billion of committed capital, of which approximately $1.8 billion represents capital of Mr. Icahn and his affiliated entities.

Mr. Icahn stated: “This transaction represents a transformational event for American Real Estate Partners, which will now be called Icahn Enterprises. The name change reflects the continued evolution of our business and its importance within my portfolio of holdings.”

AREP also presently intends to purchase approximately $700 million of limited partnership interests in the Funds on which it will not be required to pay management fees or incentive allocation.

The Icahn Management Entities provide investment advisory and certain other management services to the Icahn Funds. The Icahn Management Entities do not presently provide investment advisory or other management services to any other entities, individual or accounts, and interests in the Icahn Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

Mr. Icahn concluded, “AREP has a strong balance sheet with cash and liquid investments of approximately $4.5 billion, pro forma for the sale of our gaming business. We intend to provide capital to grow our management companies, grow our existing businesses and make further acquisitions. Furthermore, going forward we will be in a position to capitalize on expected volatile market conditions, utilizing our expertise in activist investing both in equity and distressed securities. I believe that activist investing provides the best risk adjusted returns in all markets.”

In addition, Mr. Icahn has entered into a five-year employment agreement to serve as Chairman of AREP and Chief Executive Officer of the Icahn Management Entities. The agreement provides for a base salary of $900,000 per year and for substantial contingent bonus payments based on (a) returns on assets under management and (b) our achieving non-hedge fund management related income over $400 million in any year. Mr. Icahn has also entered into a ten-year non-competition agreement.

The transactions and Mr. Icahn’s employment agreement were approved by the Special Committee of the independent directors of our general partner, and by the full board of directors.  The Special Committee was represented by Debevoise & Plimpton LLP as its independent counsel.  In addition, Sandler O’Neill & Partners, L.P. was retained by the Special Committee as its financial adviser. The Special Committee also retained Johnson & Associates, Inc. and BDO Seidman, LLP to advise on the terms of Mr. Icahn’s employment agreement.

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American Real Estate Partners, L.P. (NYSE: ACP), a master limited partnership, is a diversified holding company engaged in two primary business segments: Real Estate and Home Fashion. For more information, please visit the company’s website at www.arep.com.

Conference Call Information

AREP will discuss this press release and second quarter results on a conference call and Webcast on Thursday, August 9, 2007 at 2:00 p.m. EDT. The Webcast can be viewed live on AREP’s website at www.arep.com. It will also be archived and made available at www.arep.com under the Investor Relations Section. The toll-free dial-in number for the conference call in the US is (800) 289-0485. The international number is 1-913-981-5518. The access code for both is 8876451.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.